Exhibit 99.1

EKR THERAPEUTICS AND PDL BIOPHARMA SIGN ASSET PURCHASE

AGREEMENT FOR CARDIOVASCULAR PRODUCTS

Cedar Knolls, NJ and Redwood City, Calif., (February 4, 2008) – EKR Therapeutics, Inc. and PDL BioPharma, Inc. (Nasdaq: PDLI) today announced that they have entered into an agreement under which EKR would acquire the rights to PDL’s cardiovascular products, consisting of Cardene® I.V. (nicardipine hydrochloride), Cardene SR® and new formulations of Cardene in development, as well as Retavase® (reteplase) and the development product ularitide. Under the terms of the agreement, PDL would receive cash payments of $85 million at closing, up to an additional $85 million in development and sales milestones for the new Cardene formulations, as well as royalties on sales of the new Cardene formulations and ularitide.

Howard Weisman, EKR’s Chairman and CEO said, “In addition to our core competency in the acute-care setting, EKR is uniquely well positioned to maximize the market potential of the PDL products, and we expect our revenues to increase at least ten-fold as a result of this transaction.” Weisman noted that many of the EKR management team and several of its investors had previously collaborated on Cardene and Retavase. “Thus, we have strong operating experience in that market space which we can leverage in implementing our long-term strategies for these products and for the Cardene line extensions.”

L. Patrick Gage, Ph.D., interim chief executive officer for PDL said, “We are pleased to have executed agreements to sell all of our commercial and cardiovascular assets, consistent with our stated goals.” He continued, “Today’s announced transaction represents another important achievement toward our goal to maximize the value of PDL’s assets for our stockholders. In connection with our strategic process, we continue to explore our alternatives for our remaining assets, including our royalty stream and our biotech R&D and manufacturing assets, and potential mechanisms to distribute proceeds from our completed transactions.”

At the close of the transaction, EKR would acquire all rights to the cardiovascular products, including related trademarks, patents, intellectual property, product inventory and other related assets. EKR expects to hire a number of PDL’s commercial employees in support of the expanded product portfolio associated with this acquisition. In addition, EKR will focus all development efforts on the launch of the new Cardene formulations and will not pursue additional development for the product in pediatric patients. PDL and EKR agree that the long-term value of the Cardene franchise can be both well protected and substantially enhanced by strategically focusing lifecycle management programs on the high growth potential of new formulations for the product.

In addition to the $85 million cash payment at closing, the agreement provides for potential milestones and royalties payable to PDL. PDL would receive a $25 million milestone upon the approval of a new formulation of Cardene, which PDL anticipates will occur well in advance of the November 2009 Cardene I.V. patent expiry. Two additional milestones of $30 million each would be payable upon achievement of $80 million and $150 million of annual net product sales of the new Cardene formulations. EKR also would pay PDL royalties of ten percent and five percent on future net sales of the new Cardene formulations and ularitide, respectively.

The transaction has been approved by the boards of directors of both companies and is expected to close during the first quarter of 2008, subject to antitrust clearance under the Hart-Scott-Rodino Act and satisfaction of financing-related and other customary conditions. EKR has secured financing commitments from its debt and equity sources. EKR’s equity financing for the transaction is being led by MPM Capital and LLR Partners. Also participating in the equity financing are existing EKR investors: Quaker BioVentures and Garden State Life Sciences Venture Fund managed by Quaker, plus NewSpring Capital and ESP Equity Partners. As part of the transaction, Steven St. Peter of MPM and Scott Perricelli of LLR will join the EKR board.

Cowen and Company, LLC is acting as financial advisor and Milbank, Tweed, Hadley & McCloy LLP is acting as legal advisor to EKR in connection with the transaction. Merrill Lynch & Co. is acting as financial advisor and DLA Piper is acting as legal advisor to PDL in connection with the transaction.

About Cardene® I.V. (nicardipine hydrochloride)

Cardene I.V. was approved in the United States by the U.S. Food and Drug Administrator (FDA) in January 1992 for the short-term treatment of hypertension when oral therapy is not feasible or desirable. Cardene I.V. is the only intravenous calcium channel blocker (calcium ion influx inhibitor) for this indication. Cardene I.V. offers rapid, precise blood pressure control and has been proven to be as effective as sodium nitroprusside with fewer dose adjustments (1).

Cardene I.V. plus Cardene SR net product sales for the 12 months ended September 30, 2007 were $143.9 million.

References

1 Chest 1991; Vol 99:393-398.

About Retavase

Retavase® (reteplase) is a fibrinolytic agent that was approved by the U.S. Food and Drug Administration (FDA) in October 1996 for the management of acute myocardial infarction (AMI) or heart attack in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure and the reduction of mortality associated with AMI. Treatment should be initiated as soon as possible after the onset of AMI symptoms.

Retavase net product sales for the 12 months ended September 30, 2007 were $21.6 million.

About Ularitide

Ularitide is a synthetic form of urodilatin, a naturally occurring human natriuretic peptide that is involved in regulating blood pressure and the excretion of water and sodium from the kidneys. Urodilatin is produced in the kidney and excreted into the urine, and thus exists in low levels naturally in the systemic circulation. When injected intravenously into the blood, ularitide appears to cause diuresis (urine output) and natriuresis (sodium excretion), as well as vasodilation. Ularitide is currently in Phase 2 development as a potential treatment for patients with acute decompensated heart failure (ADHF). PDL BioPharma holds worldwide development and marketing rights for all indications.

About EKR Therapeutics

EKR Therapeutics is a privately held specialty pharmaceutical company that has brought together a highly seasoned team of industry professionals. The Company focuses on the acquisition, development and commercialization of proprietary products to enhance patient quality-of-life in the acute setting, including pain management and oncology supportive care. From its inception in late 2005, EKR has been organized to be a class leader in commercializing products to address unmet and under-satisfied medical needs or to otherwise enhance the therapeutic value of acute-care prescription products. EKR’s goal is to be the pre-eminent provider of acute-care specialty products, backed by a commitment to excellence in customer service and medical education programs. The Company’s product offerings include DepoDur® for post-operative pain management and Gelclair® for treating oral mucositis. For additional information about EKR visit the Company’s website at www.ekrtx.com. Full prescribing information for DepoDur and Gelclair are available, respectively, at www.depodur.com and www.gelclair.com.

About PDL

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life- threatening illnesses. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc. and Cardene I.V. and Retavase are registered U.S. trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements, including regarding the expected closing of PDL’s sale of product rights to EKR and the potential approval of a new formulation of Cardene, each of which involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. The consummation of the sale of PDL’s product rights to EKR could be adversely impacted or prevented by failure to satisfy closing conditions, regulatory delays, EKR’s inability to obtain adequate financing notwithstanding the commitments it has received from potential debt sources and equity investors or other developments. The potential approval of the new formulation and the payment of royalties and milestones to PDL will depend upon regulatory actions and the efforts of PDL and EKR.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at http://www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contacts:

EKR Therapeutics: Stuart Z. Levine, Ph.D. 877-435-2524 x 107 s.levine@ekrtx.com

PDL BioPharma: Kathleen Rinehart (Media) (650) 454-2543 kathleen.rinehart@pdl.com	Jean Suzuki (Investors) (650) 454-2648 jean.suzuki@pdl.com

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